Exhibit 10.2

Personal and Confidential

December , 2019

[Participant Name]

c/o Akorn, Inc.

1925 West Field Court, Suite 300

Lake Forest, Illinois 60045

Re:	Payment of Certain Compensation

Dear [Participant Name]:

On behalf of Akorn, Inc. (the “Company”), I am pleased to offer you the opportunity to be prepaid certain compensatory amounts set forth below if you agree to the terms and conditions contained in this letter agreement (this “Agreement”), which will be effective as of the date you execute and return a copy of this Agreement (such date, the “Effective Date”). This Agreement supersedes any and all prior agreements or understandings between you and the Company with respect to the compensatory amounts set forth below.

1.             Prepayment. Subject to the terms and conditions set forth herein, you will receive a cash lump sum payment in an amount equal to $ (the “Prepayment”), which represents [insert as applicable: “your 2019 annual bonus under the 2019 Salaried Incentive Plan calculated based on performance year-to-date (with individual objectives calculated at target level of achievement)” or “the second installment of your retention award pursuant to your Retention Premium Award Agreement”] (the “Governing Document”), on or about December 13, 2019. You hereby agree that, if your employment with the Company terminates for any reason other than a Qualifying Termination (as defined below) prior to [insert applicable date] (such date, the “Completion Date”), then you will be required to repay to the Company the After-Tax Value (as defined below) within 10 days following such termination of employment. For the sake of clarity, you will not be required to repay any portion of the Prepayment if you remain employed with the Company through the Completion Date.

2.             Certain Definitions. For purposes of this Agreement:

“After-Tax Value” means the aggregate amount of the Prepayment net of any taxes you are required to pay in respect thereof and determined taking into account any tax benefit that may be available in respect of such repayment. The Company shall determine in good faith the After-Tax Value, which determination shall be final, conclusive, and binding.

“Cause” (a) has the meaning set forth in your Individual Agreement; or (b) if you are not party to an Individual Agreement or such Individual Agreement does not define such term, then the “Cause” means (i) failure to perform the duties of your position in a satisfactory manner; (ii) fraud, misappropriation, embezzlement, or acts of similar dishonesty; (iii) conviction of a felony involving moral turpitude; (iv) illegal use of drugs or excessive use of alcohol in the workplace; (v) intentional and willful misconduct that may subject the Company or its subsidiaries to criminal or civil liability; (vi) breach of your duty of loyalty, including the diversion or usurpation of corporate opportunities properly belonging to the Company or its subsidiaries; (vii) willful disregard of Company policies and procedures; or (viii) breach of any of the material terms of any Individual Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Disability” means “permanent and total disability” within the meaning of Section 22(e)(3) of the Code.

“Good Reason” (a) has the meaning set forth in your Individual Agreement; or (b) if you are not party to an Individual Agreement or if such Individual Agreement does not define such term, then the term “Good Reason” means (i) a change in your employment status or responsibilities with the Company that represents a material and adverse change from your status or responsibilities, or the assignment to you of any employment duties or responsibilities that are materially inconsistent with your employment status or responsibilities, or any action by the Company that results in a marked diminution in your position, authority, duties, or responsibilities (in either case, without sole regard to any change in title or the Company’s status as a public or private entity); (ii) a reduction in your base salary for employment with the Company to a level below that in effect at any time previously (other than as part of a comprehensive reduction in salary applicable to employees of the Company generally so long as the reduction applicable to you is comparable to the reduction applied to other employees of the Company at the same career level as you); or (iii) the Company’s requirement that you be based at any place outside a 50-mile radius from your then current job location or residence without your written consent, except for travel that is reasonably necessary in connection with the Company’s business.

“Individual Agreement” means any employment or severance agreement between the Company or one of its subsidiaries, on the one hand, and you, on the other hand, that is in effect as of the Effective Date.

“Qualifying Termination” means the termination of your employment with the Company prior to the Completion Date (a) by the Company for a reason other than Cause, (b) by you with Good Reason, or (c) due to your death or Disability, in each case, if, and only if, you execute (or, if applicable, your legal representative or estate executes) a general release of claims in favor of the Company and its affiliates containing customary terms and conditions for the release of employment-related claims, and such release becomes irrevocable, within 60 days following your termination of employment, in which case the effective date of the Qualifying Termination will be deemed to have occurred on your date of termination of employment. If you do not (or, if applicable, your legal representative or estate does not) execute and deliver such release (or if such release is revoked in accordance with its terms), then your termination of employment will not constitute a Qualifying Termination and you will be required to repay the After-Tax Value as set forth in Section 1 within 10 days following the expiration of such 60-day period.

3.             Withholding Taxes. The Company may withhold from any amounts payable to you hereunder such federal, state, and local taxes as the Company determines in its sole discretion may be required to be withheld pursuant to any applicable law or regulation.

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4.             No Right to Continued Employment. Nothing in this Agreement will confer upon you any right to continued employment with the Company (or its affiliates or their respective successors) or interfere in any way with the right of the Company (or its affiliates or their respective successors) to terminate your employment at any time.

5.             Other Benefits. The Prepayment is a special payment to you and will not be taken into account in computing the amount of compensation for purposes of determining any bonus, incentive, pension, retirement, death, or other benefit under any other bonus, incentive, pension, retirement, insurance, or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise. Except as set forth herein, any payment made pursuant to this Agreement shall not be subject to clawback or disgorgement.

6.             Governing Law. This Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Illinois, without reference to rules relating to conflicts of laws.

7.             Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which taken together will constitute one and the same instrument.

8.             Entire Agreement; Amendment. This Agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between you and the Company with respect to the subject matter hereof, whether written or oral (including, without limitation, the terms and conditions of the Governing Document). This Agreement may be amended or modified only by a written instrument executed by you and the Company.

9.             Section 409A Compliance. The intent of the parties is that the Prepayment be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted in a manner consistent therewith.

[Signature Page Follows]

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This Agreement is intended to be a binding obligation on you and the Company. If this Agreement accurately reflects your understanding as to the terms and conditions of the Prepayment, please sign, date, and return to me one copy of this Agreement. You should make a copy of the executed Agreement for your records.

Very truly yours,

AKORN, INC.

By:
Name:
Title:

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of the Prepayment, and I hereby confirm my agreement to the same.

[Participant Name]

Date: